                                                                    EXHIBIT 4(a)

                [THE EQUITY ANNUITY LIFE INSURANCE COMPANY LOGO]


         IN CONSIDERATION of the application for this Contract made by

                        WASHINGTON EDUCATION ASSOCIATION

                      (herein called the Contract Holder)

a copy of which application is attached hereto and made a part hereof, and of the payment of Contributions as provided herein, Equity Annuity Life Insurance Company of the District of Columbia, herein called EALIC, agrees to pay, in accordance with and subject to the terms and conditions of this Contract, the Retirement Annuity and other benefits herein set forth with respect to each Participant.

The Effective Date of this Contract is January 1, 1966, which is the date of issue hereof.

This Contract is issued and accepted subject to all of the terms set forth on the subsequent pages hereof which are a part of this Contract.

IN WITNESS WHEREOF, Equity Annuity Life Insurance Company of the District of Columbia has caused this Contract to be signed by its President and Secretary, this 1st day of January, 1966.



    /s/ ROY G. HARMISON                               /s/ LEE W. SHERMAN
        Secretary                                         President

         Group Tax Sheltered Variable Annuity Contract No. GTS-VA-1

                    ALL VARIABLE ANNUITY VALUES PROVIDED FOR
                        HEREIN ARE NOT GUARANTEED AS TO
                              FIXED DOLLAR AMOUNT

                               TABLE OF CONTENTS

Section                                                                                         Page
-------                                                                                         ----
                 Article I -  DEFINITIONS OF CERTAIN TERMS                                       2

                 Article II  - RETIREMENT ANNUITY PROVISIONS                                     4

  1                 Notice to Effect an Annuity                                                  4
  2                 Optional Variable Annuity Settlements                                        4
                         Options 1, 2, 3 and 4                                                   4
                         Options 5, 6 and 7                                                      5

                                                 TABLES

  5                 Description of Tables                                                        5
  4                      Options 1. 2 and 3                                                      7
                    Frequency of Payments                                                        8

                  Article III - CONTRIBUTIONS VALUATION, AND
                                DISCONTINUANCE                                                   9

  1                 Contributions                                                                9
  2                 Application of Contributions                                                 9
  3                 Transferred Contributions                                                    9
  4                 Participant's Individual Account, Inactive
                     Participants                                                               10
  5                 Valuation Provisions                                                        10
  6                 Accumulation and Annuity Unit Value                                         10
  7                 Experience Rating                                                           11
  8                 Suspension                                                                  11
  9                 Change to Paid-Up Contract                                                  11

                  Article IV - GENERAL PROVISIONS                                               12

  1                 Changes of Contract By EALIC                                                12
  2                 Change of Contract By Mutual Agreement
                      Retroactive Changes                                                       12
  3                 Contract                                                                    12
  4                 Individual Certificates                                                     13
  5                 Designation of Beneficiary                                                  13
  6                 Facility of Payment                                                         13
  7                 Evidence of Survival                                                        14
  8                 Misstatement of Age or Sex                                                  14
  9                 Assignments                                                                 14
 10                 Basis of Reserves                                                           14
 11                 Termination of Contract                                                     14
 12                 Data to be Furnished to EALIC                                               14
 13                 Relation of This Contract to EALIC'S Assets                                 15


                                    Page (1)

Section                                                                                     Page
-------                                                                                     ----
                            Article V -  The Plan

     1       Plan Description                                                                 16
     2       Eligibility                                                                      16
     3       Annuity Commencement Date                                                        16
     4       Annuity Benefits, Election of Optional
              Annuities                                                                       16
     5       Transfer at Retirement Option                                                    16
     6       Death Benefit                                                                    17
     7       Withdrawal Benefits                                                              17
     8       Termination Benefits                                                             18
     9       Contributions by Contract Holder or
              Participating Employer                                                          18
    10       Rates of Contribution                                                            18
    11       Vesting                                                                          18
    12       Voting Rights                                                                    19
    13       Service of Process                                                               19

                         Table of Contents (Continued)

                            ARTICLE I - DEFINITIONS
                                      OF
                                CERTAIN TERMS

1.      CONTRACT DATE - The Effective Date of this Contract.

2. CONTRACT ANNIVERSARY - any anniversary of the Effective Date of this Contract.

3. CONTRACT YEAR - the period commencing with either the Effective Date hereof or any Contract Anniversary, and ending immediately prior to the next Contract Anniversary.

4. RETIREMENT ANNUITY PAYMENTS - a series of variable dollar payments purchased under this Contract for a Participant by application of the dollar value of the accumulation units in his individual account.

5. RETIREMENT DATE - the Retirement Date of a Participant will be his Annuity Commencement Date, as defined in Section III of Article V.

6.      PLAN - the retirement plan described or defined in Article V.

7. PARTICIPATING EMPLOYER - a public school organization which has elected to join the Voluntary Retirement Annuity Plan.

8. PARTICIPANT - an eligible employee, as defined in Article II of Section V, who participates in the Plan.

9. ANNUITANT.- a Participant who is receiving Retirement Annuity payments hereunder.

10. INACTIVE PARTICIPANT - a Participant whose contributions have ceased before his Annuity Commencement Date but who has not elected to receive the Accumulated Value of his individual account.

11. PARTICIPANT'S INDIVIDUAL ACCOUNT - the sum of the accumulation units credited to a Participant.

12. ANNUITY COMMENCEMENT DATE - the date on which Retirement Annuity payments commence.



                                    Page (2)

13. VALUATION PERIOD - Valuation Period is defined herein as the period of not more than seven (7) calendar days from the immediately preceding valuation date and the valuation date next succeeding. The valuation date is defined as the date at which the value of accumulation units is calculated.

14. ACCUMULATED VALUE - The aggregate value of all accumulation units purchased for a Participant. Such Accumulated Value is determined each Valuation Period.




                                    Page (3)

                    Article II RETIREMENT ANNUITY PROVISIONS

Section 1. NOTICE TO EFFECT AN ANNUITY

When a Participant is eligible for Retirement Annuity payments in accordance with the Plan, the Contract Holder shall notify EALIC to effect an annuity for such Participant, and on the date such annuity is to commence, EALIC shall allocate all accumulation units in the Participant's Individual Account and apply them to provide a Retirement Annuity on any one of the Optional Annuity Forms. In the absence of written notice of election by the Participant in accordance with the Plan, and given to EALIC at least 30 days prior to the date annuity payments are to commence, the Retirement Annuity will be a Life Annuity with 120 Monthly Payments Guaranteed as described in Option 2 of Section 2.

Section 2. OPTIONAL VARIABLE ANNUITY SETTLEMENTS

Option I - Life Annuity - An annuity payable monthly during the lifetime of an Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

Option 2 - Life Annuity with 60, 120 or 180 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of an Annuitant, with a guarantee that if, at the death of the Annuitant, payments have been made for less than 60, 120 or 180 months as selected, annuity payments will be continued thereafter to a beneficiary designated by the Participant during the remainder of said period. If a beneficiary dies while receiving annuity payments, the then present value of the current dollar amount of the remaining guaranteed number of annuity payments, commuted on the basis of 3 1/2% interest compounded annually, shall be paid in a lump sum to the estate of the beneficiary.

Option 3 - Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the payee, the beneficiary will receive an additional payment of the excess, if any, of (a) over (b) where
(a) is the total amount applied under the option and (b) is the amount of the first monthly payment multiplied by the number of payments made.

Option 4 - Joint and Last Survivor Annuity - An annuity payable monthly during the joint lifetime of the Annuitant and a designated joint annuitant and thereafter during the remaining lifetime of the survivor.


                                    Page (4)

Option 5 - Installments of a Designated Amount - An annuity payable in equal annual, semiannual, quarterly, or monthly installments of a designated dollar amount (not less than $75.00 per annum for each $1,000 of original amount of contract proceeds left with EALIC) until such time as the balance of the original amount of the proceeds is exhausted, where the balance at the end of any period is defined as the balance at the end of the previous period, reduced by the periodic payment and multiplied by the net investment factor for such period. In general, the last payment that will exhaust the proceeds will be for an amount less than the designated amount. In event of death of Annuitant prior to the time such balance of proceeds is exhausted, the beneficiary will receive the installments that would have been received by the Annuitant, unless the beneficiary elects to receive the remaining balance in one lump sum.

Option 6 - Net Investment Income - The amount of contract proceeds may be left with EALIC for a designated period, not to exceed thirty years, and an amount will be paid annually, semiannually, quarterly, or monthly, as selected, which will be equal to the net investment rate for the period of such payment, determined in accordance with the Valuation Provisions, applied to the amount of the remaining balance of contract proceeds. If the net investment rate is negative, no such payment will be made and the amount of the remaining balance of contract proceeds will be reduced by the product of such balance and such negative rate. If at any time the amount of remaining balance of contract proceeds is reduced to $1,000 or less, such amount shall then be paid in one lump sum.

     At the end of the designated period, the amount of remaining balance of contract proceeds will be paid in one lump sum. If the death of the payee occurs prior to the end of the designated period, the amount of remaining balance of contract proceeds will be paid in one lump sum to the designated beneficiary of the payee.

Option 7 - Installments for a Designated Period - An annuity payable monthly for the number of years selected by the Annuitant, which shall be from one to thirty years.

The first payment under any of these options will be determined in accordance with Section 4 of this Article. No payments will be made under options 1, 2, 3 and 4 prior to the receipt by EALIC of satisfactory evidence of the date of birth of the Annuitant and any joint annuitant.

                                     TABLES

Section 3. DESCRIPTION OF TABLES

The Tables contained herein show the dollar value of accumulation units required to purchase a first monthly payment of $1.00, and the accumulation units applied to effect an annuity for an Annuitant will be at the


                                    Page (5)
accumulation unit value as of the last day of the second Valuation Period immediately preceding the date annuity payments commence. Amounts shown in the Tables are based on the a2-1949 Annuity Table with interest at the rate of 3% per annum. The amount of each payment will depend upon the sex of the Annuitant and the Annuitant's age nearest birthday at the time the first payment is due.

The amount of the FIRST monthly Variable Annuity payment shall be divided by the value, as of the date of the FIRST monthly Variable Annuity payment, of an annuity unit to determine the number of annuity units on which subsequent payments are based. The amount of each monthly Variable Annuity payment after the FIRST shall be equal to such number of annuity units multiplied by the value of an annuity unit as of the date each annuity payment becomes due.



                                    Page (6)

                       DOLLAR VALUE OF ACCUMULATION UNITS
                      REQUIRED TO PURCHASE AN ANNUITY WITH
                        A FIRST MONTHLY PAYMENT OF $1.00

Options 1, 2, and 3 - Single Life Annuities

    Age                Straight           Monthly          Payments        Guaranteed     Unit Refund
Male    Female           Life               60               120              180         Life Annuity
----    ------         --------           -------          --------        ----------     -----------
50      54              $208.98          $209.95          $213.14          $218.73          $224.52
51      55               204.43           205.51           208.98           215.01           220.63
52      56               199.86           201.05           204.82           211.32           216.70
53      57               195.27           196.57           200.65           207.65           212.76
54      58               190.67           192.09           196.49           204.02           208.79
55      59               186.05           187.59           192.34           200.42           204.76
56      60               181.41           183.08           188.19           196.87           200.73
57      61               176.75           178.55           184.05           193.37           196.67
58      62               172.07           174.01           179.93           189.93           192.54
59      63               167.37           169.46           175.82           186.56           188.43
60      64               162.64           164.89           171.74           183.26           184.27
61      65               157.88           160.30           167.68           180.04           180.06
62      66               153.10           155.71           163.66           176.93           175.87
63      67               148.30           151.12           159.69           173.92           171.63
64      68               143.48           146.53           155.78           171.03           167.35
65      69               139.66           141.96           151.94           168.27           163.10
66      70               133.84           137.42           148.19           165.66           158.81
67      71               129.02           132.91           144.53           163.20           154.50
68      72               124.23           128.44           140.98           160.90           150.23
69      73               119.46           124.03           137.55           158.77           145.90
70      74               114.72           119.69           134.26           156.82           141.62
71      75               110.02           115.42           131.11           155.04           137.35
72      76               105.36           111.24           128.12           153.45           133.04
73      77               100.77           107.16           125.30           152.03           128.82
74      78               96.24            103.18           122.65           150.79           124.60
75      79               91.78            99.33            120.19           149.72           120.34

The settlement option figures provided by Options 4, 5, 6, and 7, as described in Article II, Section 2 of this Contract will be determined on the same actuarial basis as Options 1, 2, and 3 and will be furnished individually upon request by the Participant.


                                    Page (7)

Section 4. FREQUENCY OF PAYMENTS

Annuity payments under this Contract will be made monthly, except that if such payments would amount to less than $10 each, EALIC reserves the right to make payment at less frequent intervals; provided however, that if at any time the annual rate of payment to any payee is less than $120, EALIC may make such other settlement as may be equitable to the Annuitant.


                                    Page (8)

                    ARTICLE III - CONTRIBUTIONS, VALUATION,
                               AND DISCONTINUANCE

Section 1. CONTRIBUTIONS

Each Contract Year EALIC shall receive such Contributions from the Participating Employers as are made in accordance with the requirements of the Plan. Such Contributions will be applied by EALIC to provide accumulation units for each Participant in accordance with section 2 of this Article and instructions of the Contract Holder.


Section.2. APPLICATION OF CONTRIBUTIONS

The Net Contribution shall be equal to 94% of the total Contribution. The exact per cent of any premium tax which may be levied against such Contributions will be added to the annuity rates when such benefits are purchased. The Net Contributions shall be applied as of the last day of the Valuation Period in which payment is received by EALIC, to provide accumulation units on the basis of the then current value of such Units.

The number of accumulation units credited to a Participant's Individual Account, by any such application shall be determined by dividing the Net Contribution applicable to the Participant by the current dollar value of one accumulation unit. The number of accumulation units so determined will not be affected by any subsequent changes in the dollar value of accumulation units.

Section 3. TRANSFERRED CONTRIBUTIONS

If any person who is covered under another Contract issued to the Contract Holder, which provides benefits in accordance with Section 403 (b) of the Internal Revenue Code of 1954, elects to have funds transferred from that Contract to EALIC:

(a) such person shall be deemed to be a Participant under this Contract as of the date of transfer if he is not already a Participant,

(b) the funds so transferred shall be deemed Contributions when received by EALIC, and

(c) such person's Annuity Commencement Date for the funds transferred shall be the first of the month immediately following the date of transfer.




                                    Page (9)

Section 4. PARTICIPANT'S INDIVIDUAL ACCOUNT, INACTIVE PARTICIPANTS

A Participant's Individual Account under this Contract shall, at any time, consist of a number of accumulation units equal to the number provided by the application of the Net Contributions described in Section 2 of this Article in accordance with the Plan, plus any additional accumulation units created in accordance with Section 7 of this Article, and less any accumulation units withdrawn in accordance with Section 7 of Article 5.

As of the day a Participant becomes an Inactive Participant, the number of accumulation units to be continued in his Individual Account shall be determined in accordance with instructions from the Contract Holder, and such number will remain constant, except for any additional accumulation units credited in accordance with Section 7 of this Article, until an annuity is purchased for such Inactive Participant on his Annuity Commencement Date.

Section 5. VALUATION PROVISIONS

(a) Adjusted Gross Investment Rate: The Adjusted Gross Investment Rate for any Valuation Period is equal to the investment income for the Valuation Period, plus realized and unrealized capital gains or losses for the Valuation Period divided by the investable assets at the beginning of the Valuation Period.

(b) Net Investment Rate: The Net Investment Rate for any Valuation Period shall be equal to the Adjusted Gross Investment Rate of such Valuation Period decreased by.000833 monthly. Such monthly decrease is determined each year by the Board of Directors of EALIC and shall not exceed .0015 monthly.

(c) Net Investment Factor: The Net Investment Factor is the sum of 1.000000 plus the Net Investment Rate.

Section 6. ACCUMULATION AND ANNUITY UNIT VALUE

The dollar value of an accumulation unit as of October 22, 1965, was $1.908589. The dollar value of an accumulation unit as of the last day of any Valuation Period thereafter shall be determined by multiplying the dollar value of an accumulation unit as of the last day of the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Accumulation Unit Value is being determined. The dollar value of an accumulation unit as of any other date thereafter is equal to the corresponding value as of the last day of the Valuation Period immediately preceding the Valuation Period in which such date occurs.


                                   Page (10)

The value of an annuity unit on November 5, 1965 was fixed at $1.000000. The value of an annuity unit for a Valuation Period thereafter shall be determined by multiplying the value of an annuity unit for the preceding Valuation Period by the product of (a).999443, and (b) the Net Investment Factor for the second Valuation Period preceding the Valuation Period for which the value of an annuity unit is being calculated.

Section 7. EXPERIENCE RATING

This Contract is subject to experience rating by EALIC (by action of its Directors). The amount of any experience credit applicable to this Contract at the end of any Contract Year, if any, as determined by EALIC shall be applied on the Contract Anniversary to increase the Individual Accounts of the Participants.

Section 8. SUSPENSION

This Contract shall be suspended automatically on a Contract Anniversary if the Contract Holder fails to assent to any modification of this Contract initiated by EALIC as provided in Section 1 of Article IV; which modification would have been effective on that Contract Anniversary.

Effective with such suspension, no new Participants may enter the Plan but further Contributions will be accepted by EALIC under the Contract as they are applicable to Participants in the Plan prior to such suspension.

Section 9. CHANGE TO PAID-UP CONTRACT

This Contract shall become paid-up automatically on a Contract Anniversary if:

(a) During the Contract Year Immediately-preceding such anniversary, the Contract Holder shall have failed to remit to EALIC contributions as provided in the Plan.

(b) EALIC has given written notice to the Contract Holder of such suspension because the total of Active Participants at any time is less than 25. Effective with such change to a paid-up Contract, no further Contributions of any kind shall be accepted by EALIC, and each Participant remaining in the Plan shall be considered an Inactive Participant until his Annuity Commencement Date.


                                   Page (11)

                       ARTICLE IV - GENERAL PROVISIONS

Section 1. CHANGES OF CONTRACT BY EALIC

On the first anniversary of the Effective Date and the first day of any Contract Year thereafter, EALIC upon written notice given 90 days in advance to, the Contract Holder, may, from time to time, change any or all of the terms of this Contract, provided that (a) any such change will not affect in any way the amount or terms of any Retirement Annuity purchased prior to the Effective Date of such change and (b) any such change shall not affect Section 4 of Article II or Sections 5, 6, 7 and 8 of Article III as they apply to accumulation unit purchases by Contributions made on behalf of Participants who were in the Plan prior to the Effective Date of such change, to the extent that such Contributions in any year are not in excess of twice the first annual Contribution made on behalf of such Participant.

Section 2. CHANGE OF CONTRACT BY MUTUAL AGREEMENT -- RETROACTIVE CHANGES

(a) By agreement in writing, the Contract Holder and EALIC may change, from time to time, any or all of the terms of this Contract provided that any such change will not in any way affect the amount or terms of any Retirement Annuity already purchased prior to the Effective Date of such change.

(b) Notwithstanding any of the terms of this Contract, the Contract Holder and EALIC, by an agreement in writing on any date agreed upon by the Contract Holder and EALIC may change, from time to time, any or all terms of this Contract if it is deemed advisable to do so in order to conform the Contract to requirements of Section 403(b) of the Federal Internal Revenue Code or such section or sections as may from time to time revise or replace said Section 403(b).

(c) Consent of any Participant, Beneficiary, or Participating Employer shall not be requisite to any change in this Contract.

Section 3. CONTRACT

This Contract and the application of the Contract Holder, a copy of which is attached hereto and made a part hereof, will constitute the entire Contract. All statements made by the Contract Holder will be deemed representations and not warranties, and no statement will void any payment under this Contract or be used in defense of a claim unless it is contained in the application of the Contract Holder. Only the President, a Vice President, and Secretary or an Assistant Secretary has power on behalf of EALIC to make or modify this Contract.



                                   Page (12)

Section 4. INDIVIDUAL CERTIFICATES

EALIC shall issue a Certificate to the Contract Holder for delivery to each Participant. Each such Certificate shall set forth in substance the benefits to which such Participant is entitled under this Contract. Certificates described in this section shall not constitute a part of this Contract.

Section 5. DESIGNATION OF BENEFICIARY

Each Participant shall have a sole right to designate the beneficiary to which any death benefit hereunder will be payable and, from time to time, without the consent of such beneficiary, change the beneficiary designated by filing written notice of such change with FALIC on a written form satisfactory to EALIC. After such notice is so filed the change will relate back to and take effect as of the date the Participant signed such written notice, whether or not the Participant is living on the date such notice is received by EALIC, but without prejudice to EALIC on account of any payment made by it before such notice is received. If at the death of a Participant there is more than one beneficiary designated and in such designation the Participant has failed to specify their respective interests, the beneficiaries will share equally. If any designated beneficiary predeceases the Participant, the rights and interests of such beneficiary will thereupon terminate.

In the event the designated beneficiary predeceases the Participant or if no beneficiary has been named, the mount of any death benefit will be paid to the executors or administrators of the Participant's estate except that EALIC may in such case, at its option, pay such amount to the wife or the husband, if living; if not living, in equal shares to the then living children of the Participant; if none, to either parent of the Participant, or to both equally, if both are living; if neither parent is living, equal shares to the then living brothers and sisters of such Participant.

Section 6. FACILITY OF PAYMENT

If any payee under this Contract is, in the opinion of EALIC, physically or mentally incapable of giving valid receipt and discharge for any payment due under this Contract, then EALIC may, at its option, make payment thereof in installments of not more than $50 per month to the person or persons who, in its opinion, are caring for and supporting such payee until claim is made by a duly appointed guardian or other legal representative of such payee. Payment to such person or persons will constitute a complete discharge of the liability of EALIC to the extent of such payments and it will assume no responsibility for proper application of the money paid.

                                   Page (13)

Section 7. EVIDENCE OF SURVIVAL

EALIC will have the right to require of any person entitled to a payment under this Contract, satisfactory evidence that he is living on each and every date when such payment is due.

Section 8. MISSTATEMENT OF AGE OR SEX

If the age or sex of any payee his been misstated, the correct amount paid or payable by EALIC shall be such as the contribution would have provided for the correct age or sex. For Variable Annuity payments subsequent to such a correction of age or sex, the number of annuity units will be corrected and the dollar amount of payments will be adjusted for any underpayments or overpayments previously made.

Any adjustment made in accordance with this section shall be conclusive upon any person affected thereby.

Section 9. ASSIGNMENT

Except insofar as may be contrary to any applicable laws, all payments under this Contract of benefits arising under the Plan are not assignable or subject to any claims of any creditor.

Section 10. BASIS OF RESERVES

Reserves held under this Contract will be at least equal to 100% of the dollar value of accumulation units purchased under the provisions of this contract, plus the reserve for such Retirement Annuities as have been purchased under this Contract.

Section 11. TERMINATION OF CONTRACT

This Contract will terminate at the close of the first day upon which the performance and fulfillment by EALIC of all its duties and obligations arising hereunder have been completed.

Section 12. DATA TO BE FURNISHED TO EALIC

The Contract Holder shall furnish all information which EALIC may reasonably require for the administration of this Contract. If the Contract Holder cannot furnish any required item of information, EALIC may request the person concerned to furnish such information. EALIC shall not be liable for the fulfillment of any obligations in any way dependent on such information until it received such information recorded thereon.


                                   Page (14)

Section 13. RELATION OF THIS CONTRACT TO EALIC'S ASSETS

EALIC shall have exclusive and absolute ownership and control of its assets. Neither the Contract Holder nor any Participant shall have any individual or equitable ownership of any investments or other assets and the records and accounts kept by EALIC in connection with this Contract shall not be deemed to constitute any recognition of any ownership by the Contract Holder or any Participant of any portion of EALIC'S Assets.

The method of determination by EALIC of the value of an accumulation or annuity unit will be conclusive upon the Contract Holder and any Participant.



                                   Page (15)

                              ARTICLE V - THE PLAN

Section 1. PLAN DESCRIPTION

The Plan shall mean the Voluntary Retirement Annuity Plan for employees of public school organizations located in the state of Washington, which organizations have become Participating Employers under the Plan by so electing to join.

Section 2. ELIGIBILITY

All full-time employees of any public school organization located in the state of Washington are eligible to become Participants in the plan after their employer has joined the plan.

Section 3. ANNUITY COMMENCEMENT DATE

The date elected by the Participant for the commencement of annuity payments. Such date may be the first day of any calendar month following the Participant's 50th birthday but may not be later than the Participant's 75th birthday.

Section 4. ANNUITY BENEFITS, ELECTION OF OPTIONAL ANNUITIES

The Retirement Annuity payments commencing on the Annuity Commencement Date will be determined as set forth in Article II. A Participant may elect to have his payments made under any of the Optional Annuity Settlements provided such election is received by EALIC at least 30 days prior to his Annuity Commencement Date.

Section 5. TRANSFER AT RETIREMENT OPTION

A Participant may, by filing written request with EALIC at its Home Office on a form furnished by EALIC, elect to transfer a portion of his Accumulated Value as determined by Article III, Section 4 of the Contract, as of the day immediately preceding his Annuity Commencement Date. Such request must be filed more than 30 days before the Participant's Annuity Commencement Date. Such transfer shall be made to any other insurance company which is approved by EALIC and which has issued a group annuity contract to the Contract Holder, and shall be applied to provide benefits in accordance with Section 403(b) of the Internal Revenue Code of 1954 under the other company's group contract.

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The amount so transferred shall be paid in cash to such insurance company and shall, by the amount so transferred, be in lieu of the benefits otherwise provided under this Contract as to such Participant, his beneficiary, and his contingent annuitant.

Section 6. DEATH BENEFIT

In the event of the death of a Participant prior to his Annuity Commencement Date, the beneficiary will receive a Death Benefit determined as of the end of the Valuation Period in which notice of death is received at the Home Office of EALIC. The Death Benefit will be equal to (a) or (b) below:

(a) A lump sum equal to the Accumulated Value of the Participant's Individual Account determined as of the end of the Valuation Period in which notice of death is received at the Home Office of EALIC.

(b) That Accumulated Value of the Participant's Individual Account determined as of the and of the Valuation Period in which notice of death is received at the Home Office of EALIC, applied under one of the Optional Variable Annuity Settlements, in the event the Participant has filed a written election (delivered to EALIC and approved by it at its Home Office together with delivery to EALIC of his Certificate). If no such election is in force at the time of his death such election may be made by, but only for the benefit of, such beneficiary.

If the death of a Participant occurs on or after his Annuity Commencement Date there shall be no Death Benefit payable, other than the Death Benefit, if any, as may be payable under one of the Optional Variable Annuity Settlements, previously elected.

Section 7. WITHDRAWAL BENEFITS

A Participant may elect to withdraw a portion of his Accumulated Value prior to his Annuity Commencement Date by filing a written request with EALIC at its Home Office an a form furnished by EALIC. The amount of such withdrawal shall not be less than $3,000 or the Participant's entire Accumulated Value, whichever is smaller. Such withdrawal shall be paid in cash and shall, by the amounts withdrawn, be in lieu of the benefits otherwise provided under this Contract as to such Participant, his beneficiary, and his contingent annuitant.




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If an Active Participant makes such a request more than twice, he will cease to be an Active Participant under this Contract. Such an employee will cease to be eligible to become an Active Participant under this Contract and no further contributions shall be made on his behalf, except as provided in Section 3 of
Article III.

Section 8. TERMINATION BENEFITS

Upon termination of participation in the Plan, the Participant may elect to:

(a) Have the Accumulated Value of his Individual Account applied to provide Retirement Annuity payments under one of the annuity forms described in
        Article II, if he is at least 50 years of age;

(b) Leave the Accumulated Value of this Individual Account in the Contract, in which case the number of accumulation units in his Individual Account will remain fixed except as provided in Section 7, of Article III.

(c) Receive the Accumulated Value of his Individual Account on the basis of the Accumulation Unit Value determined as of the last day of the Valuation Period in which surrender was received.

Section 9. CONTRIBUTIONS BY CONTRACT HOLDER OR PARTICIPATING EMPLOYER

Once each month the Participating Employer will remit to EALIC all Contributions required on behalf of the Participants for that month in accordance with the individual agreements between the Contract Holder, the Participating Employer and the Individual Participant.

Section 10. RATES OF CONTRIBUTION

The Rate of Contribution shall be specified for each Participant by the Participating Employer and shall not be less than $10.00 per month. The Participating Employer may elect to modify his Rate of Contribution with respect to any Participant on any Contract Anniversary, and if Contributions on behalf of a given Participant are suspended and the Individual Account is not withdrawn, Contributions may be resumed on any Contract Anniversary following one full year of suspended Contributions.

Section 11. VESTING

Each Participant will at all times have a 100% vested and non-forfeitable interest in his Individual Account. It is understood that in all cases

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where the Contract calls for EALIC to act upon the instructions of the Contract
Holder, such instructions shall come from the Contract Holder acting on behalf of and in accordance with the request of the Participant.

Section 12. VOTING RIGHTS

The Contract Holder is entitled to one (1) vote at meetings of EALIC's stockholders so long as it is the Contract Holder on the date to the determination of the vote is made and the date of issuance of written notification of the right to vote.

Section 13. SERVICE OF PROCESS

EALIC agrees to appear in any action at law or suit in equity against EALIC upon this Contract in any court of competent jurisdiction in the United States, Puerto Rico, Canal Zone, or Canada 30 days after receipt, at EALIC's Home Office of a copy of process in such action or suit, sent by registered mail, provided the plaintiff is bona fide resident of the state, district, territory or province in which such action or suit is brought. Except for its effect in conferring jurisdiction on the local court, nothing in such appearance shall be construed to waive any rights of EALIC, including the right, if it exists, to remove such action or suit from any such court to a United States District Court.



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